Exhibit 99.1

Raptor Announces CEO Succession Plan;

Dr. Christopher Starr to retire as CEO at Year-end 2014, Julie Anne Smith Named

President and CEO-Designate

Novato, California - July 7, 2014 - Raptor Pharmaceuticals (NASDAQ: RPTP) today announced that Julie Anne Smith, Executive Vice President, Strategy and Chief Operating Officer at Raptor, has been named President and CEO-designate effective immediately. Smith will succeed Christopher Starr, Ph.D., as Chief Executive Officer and will join the Board effective January 1, 2015. As President and CEO-designate, Smith will oversee all company operations based out of Raptor’s headquarters in Novato, California. Dr. Starr will continue working closely with Smith during this transition period, will remain on the Board of Directors and will consult on Raptor development projects following the succession.

Dr. Starr, Ph.D., chief executive officer and Raptor co-founder, said, “It’s been exciting and personally fulfilling to have led Raptor these past nine years. Since the beginning, our vision at Raptor has been to use innovative science to develop highly effective therapeutics to treat patients with rare, debilitating diseases. With last year’s U.S. and EU PROCYSBI approvals, its successful initial launch, promising data in both Huntington’s and NASH and a strong balance sheet, I am confident in Raptor’s long-term outlook. Thus it is a great time to focus my energy on the next generation of therapeutic compounds at Raptor and to pursue other interests.”

Llew Keltner, M.D., Ph.D., chairman of the Raptor board of directors, said, “Julie is a proven leader and has been instrumental in the launch and commercialization of Raptor’s first product, PROCYSBI. She has a wealth of experience in commercializing products for rare disease and has had the opportunity to work alongside Chris to share in the vision and future direction of the company. The Board of Raptor wholeheartedly supports her nomination and has confidence in her ability to lead Raptor to achieve its full potential.”

Dr. Keltner added, “The Board would like to thank Chris for his extraordinary leadership – initially creating Raptor with great science and vision and building it into a commercial organization that is now changing medicine and improving patients’ lives around the world. We look forward to Chris’ continued involvement and guidance on company research and strategy.”

Julie Anne Smith, president and chief executive officer-designate, said, “I consider it a privilege and honor to lead Raptor in this next phase of growth. The initial PROCYSBI launch has been successful and we’re now building on that success with strategic development programs, including in Huntington’s and NASH, whose commercial value is yet to be fully realized. The team we’ve built at Raptor is talented, passionate and unwavering, and together we will build a leading global biopharma company focused on helping patients with rare diseases live better.”

Ms. Smith joined Raptor in September 2012 as executive vice president, strategy and chief operating officer where she led the development of the commercial strategy and infrastructure to support the approval and launch of PROCYSBI, Raptor’s first commercial product. Prior to joining Raptor in 2012, Ms. Smith was chief commercial officer at Enobia Pharma, Inc., where she was responsible for corporate business planning, commercial development, human resources and the negotiations that led to its acquisition by Alexion (NASDAQ: ALXN). Previously, as vice president, commercial she led commercial functions at Jazz Pharmaceuticals. Prior to that, she was vice president of global marketing at Genzyme, where she led the worldwide commercialization and planning for Myozyme, an infused enzyme replacement therapy for an ultra-orphan genetic disease. In her 20 years in biotech, Ms. Smith has served in executive management of both private and public biotech firms, mostly in orphan drug development and commercial product opportunities. She holds a B.S. in Biological and Nutritional Science from Cornell University, Ithaca, NY.

About Raptor Pharmaceutical

Raptor Pharmaceutical Corp. is a global biopharmaceutical company focused on the development and commercialization of life-altering therapeutics that treat rare, debilitating and often fatal diseases. The company is engaged in multiple therapeutic areas such as nephropathic cystinosis, Huntington’s disease (HD), nonalcoholic steatohepatitis (NASH), Leigh syndrome and other mitochondrial diseases. With PROCYSBI approved in the U.S. and EU, Raptor also holds several orphan drug designations, including exclusivity for nephropathic cystinosis in the U.S. and EU, and orphan drug designation for HD in the U.S. A request for EU orphan designation for RP103 in HD has been submitted. A request for orphan designation for Leigh syndrome has been submitted to the FDA. Raptor holds intellectual property for the use of cysteamine in HD and other neurodegenerative disorders including Parkinson’s disease and Rett syndrome. For additional information, please visit www.raptorpharma.com.

COMPANY CONTACT:

Georgia Erbez

Chief Financial Officer

Raptor Pharmaceutical Corp.

(415) 408-6231

gerbez@raptorpharma.com

INVESTOR CONTACT:

Westwicke Partners, LLC

Robert H. Uhl

Managing Director

(858) 356-5932

robert.uhl@westwicke.com

MEDIA CONTACT:

Carolyn Hawley

Canale Communications

(619) 849-5375

carolyn@canalecomm.com